Sept.-Nov.30,2000

Securities Purchased in Underwritings Involving
Transactions with Affiliated Broker Dealers
Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1, 2000 THROUGH NOVEMBER 30, 2000

ACM MANAGED INCOME FUND

					Principal	Total			Principal
			Principal		Amount	Principal Amount	% of Issue		Amount
		Date	Amount		Purchased by	Issued	Purchased	Purchased	Held
Security*	Cusip	Purchased	Purchased	Price	Fund Group	(000)	By Group (1)	From	11/30/00

**Insight Midwest/Cap	45768YAD4	11/01/00	$600,000	$98.495	$7,850,000	$500,000	1.57%	Goldman	400,000

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.

** Indicates the purchase of an Eligible Rule 144A Security.

1) Purchases by all Alliance Funds, including the Fund, may not exceed:

a) if purchases in an offering other than an Eligible Rule 144A Offering, 25% of the principle amount of the offering of such class; or

b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (I) the principle amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.

Last Updated on 04/26/2001
By MLMAG